Exhibit 99.1

NEWS RELEASE

Media Contact

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contact

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

AMD Reports 2014 Second Quarter Results

- Transformation strategy on track -

Q2 2014 Results

•	Revenue of $1.44 billion, increased 3 percent sequentially and 24 percent year-over-year
•	Gross margin of 35 percent
•	Operating income of $63 million and non-GAAP(1) operating income of $67 million
•	Net loss of $36 million, loss per share of $0.05 and non-GAAP(1) net income of $17 million, earnings per share of $0.02

SUNNYVALE, Calif. – July 17, 2014 – AMD (NYSE:AMD) today announced revenue for the second quarter of 2014 of $1.44 billion, operating income of $63 million and net loss of $36 million, or $0.05 per share. Non-GAAP operating income was $67 million and non-GAAP net income, which primarily excludes $49 million of loss from debt redemption in the quarter, was $17 million, or $0.02 per share.

“The second quarter capped off a solid first half of the year for AMD with strong revenue growth and improved financial performance,” said Rory Read, AMD president and CEO. “Our transformation strategy is on track and we expect to deliver full year non-GAAP profitability and year-over-year revenue growth. We continue to strengthen our business model and shape AMD into a more agile company offering differentiated solutions for a diverse set of markets.”

GAAP Financial Results

	Q2-14	Q1-14	Q2-13
Revenue	$1.44B	$1.40B	$1.16B
Operating income (loss)	$63M	$49M	$(29)M
Net loss / Loss per share	$(36)M/$(0.05)	$(20)M/$(0.03)	$(74)M/$(0.10)

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Non-GAAP Financial Results (1)

	Q2-14	Q1-14	Q2-13
Revenue	$1.44B	$1.40B	$1.16B
Operating income (loss)	$67M	$66M	$(20)M
Net income (loss) / Earnings (loss) per share	$17M/$0.02	$12M/$0.02	$(65)M/$(0.09)

Quarterly Financial Summary

•	Gross margin was 35 percent in Q2 2014.

•	Gross margin was flat sequentially.

•	Cash, cash equivalents and marketable securities were $948 million at the end of the quarter, significantly higher than the target minimum of $600 million and close to the optimal zone of $1 billion.

•	Total debt at the end of the quarter was $2.21 billion, an increase from $2.14 billion at the end of Q1 2014.

•

During Q2 2014, the company continued re-profiling its near-term debt maturities, issuing $500 million in aggregate principal amount of 7.00% Senior Notes due 2024 and repurchasing all $452 million aggregate principal amount of the company’s outstanding 8.125% Senior Notes due 2017.

•	Computing Solutions segment revenue increased 1 percent sequentially and decreased 20 percent year-over-year. The year-over-year decline was due to decreased microprocessor unit shipments.

•

Operating income was $9 million, an improvement from an operating loss of $3 million in Q1 2014 and operating income of $2 million in Q2 2013. The sequential increase was primarily driven by improved gross margin due to a richer mix of notebook products while the year-over-year increase was primarily driven by lower operating expenses.

•	Microprocessor average selling price (ASP) increased sequentially and year-over-year.

•

Graphics and Visual Solutions segment revenue increased 5 percent sequentially and 141 percent year-over-year driven largely by increased semi-custom SoC shipments. Graphics processor unit (GPU) revenue decreased sequentially and year-over-year, primarily due to a decrease in AIB channel sales, partially offset by increased sales of professional graphics and desktop OEM GPUs.

•

Operating income was $82 million compared with $91 million in Q1 2014 and breakeven in Q2 2013. The sequential decline was primarily due to lower GPU revenue, while the year-over-year increase was driven by increased sales of semi-custom SoCs.

•	GPU ASP decreased sequentially and year-over-year, primarily driven by lower AIB channel sales.

Recent Highlights

•

AMD unveiled further details on its ambidextrous computing roadmap, including a 64-bit ARM architecture license and plans to develop custom high-performance ARM and x86 processor cores for 2016. The company’s differentiated x86 and ARM strategy is designed to deliver unmatched computing and graphics performance using a shared, flexible infrastructure to drive new innovations.

•

AMD appointed Dr. Lisa Su to Chief Operating Officer, responsible for overseeing the company’s previously separate global operations, operating segments and sales organization to drive growth in both traditional PC and adjacent markets.

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•

AMD realigned its organization structure to deliver unmatched customer value in both traditional PC markets and adjacent high-growth markets. Effective July 1, 2014, AMD’s two new reportable segments are as follows:

•	Computing and Graphics segment, which will primarily include desktop and notebook processors and chipsets, discrete GPUs and professional graphics;

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Enterprise, Embedded and Semi-Custom segment, which will primarily include server and embedded processors, dense servers, semi-custom SoC products, development services and technology for game consoles.

•	AMD’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2014 will reflect this new segment reporting structure.

•

AMD detailed its plans to accelerate the energy efficiency of its accelerated processing units (APUs) delivering 25x efficiency improvements by 2020 through design optimizations, intelligent power management and Heterogeneous System Architecture advances that are expected to enable AMD to outpace the industry’s historical energy efficiency trend by at least 70 percent.

•	AMD continued to gain momentum with its embedded products in the second quarter.

•

The company introduced the 2nd-generation embedded R-Series APU as well as the AMD embedded G-Series SoC and CPU solutions, which will power HP thin clients and Advantech’s new embedded industrial solution and are ideally suited for ATMs, kiosks and medical equipment applications.

•	AMD embedded Radeon™ graphics were selected by Boeing for its next-generation advanced cockpit display systems.

•

AMD publicly demonstrated for the first time its 64-bit ARM-based AMD Opteron™ A-Series processor, codenamed “Seattle,” a significant step forward in expanding the footprint of ultra-efficient 64-bit ARM solutions for cloud computing and the Internet of Things.

•	AMD expanded its mobile APU offerings in the quarter:

•

Acer, Dell, HP and Lenovo have all introduced notebooks powered by AMD’s newest 3rd-generation mainstream mobile APUs, which combine category-leading compute performance[2,3] with unique features and rich user interactions.

•

AMD also launched its most advanced mobile APUs for consumer and commercial notebooks. The new 2014 performance mobile APUs include AMD’s first FX-branded enthusiast class APU for notebooks as well as AMD Pro A-Series APUs. HP is offering the AMD PRO A-Series APUs across its Elite 700-Series notebooks, desktops and all-in-ones, with additional OEMs expected to introduce systems later this year.

•

AMD expanded its 2nd-generation Graphics Core Next-based professional graphics solutions with the introduction of the AMD FirePro W8100 professional graphics card, which delivers 38x more performance[4] than the closest competitive offerings based on double precision testing. Dell, HP and more than 10 workstation system integrators have all announced systems featuring the new card.

•

AMD’s groundbreaking Mantle API, which creates more immersive experiences that take fuller advantage of modern APUs and GPUs to deliver console-like experiences, will be used by Electronic Arts in the upcoming Battlefield Hardline™, Dragon Age: Inquisition™ and Plants vs. Zombies: Garden Warfare™ games. More than 40 game titles supporting Mantle are in development with more than 50 developers actively working with the API for future titles.

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Current Outlook

AMD’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.

For the third quarter of 2014, AMD expects revenue to increase 2 percent, plus or minus 3 percent, sequentially.

For additional details regarding AMD’s results and outlook please see the CFO commentary posted at quarterlyearnings.amd.com.

AMD Teleconference

AMD will hold a conference call for the financial community at 2:30 p.m. PT (5:30 p.m. ET) today to discuss its second quarter financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its web site at www.amd.com. The webcast will be available for 12 months after the conference call.

Reconciliation of GAAP to Non-GAAP Operating Income (Loss)(1)

(Millions)	Q2-14	Q1-14	Q2-13
GAAP operating income (loss)	$63	$49	$(29)
Workforce rebalancing severance charges	—	14	—
Amortization of acquired intangible assets	4	3	4
Restructuring and other special charges, net	—	—	5

Non-GAAP operating income (loss)	$67	$66	$(20)

Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss)

(Millions except per share amounts)	Q2-14		Q1-14		Q2-13
GAAP net loss / Loss per share	$(36)	$(0.05)	$(20)	$(0.03)	$(74)	$(0.10)
Workforce rebalancing severance charges	—	—	14	0.02	—	—
Loss on debt redemption	49	0.06	15	0.02	—	—
Amortization of acquired intangible assets	4	0.01	3	0.00	4	0.01
Restructuring and other special charges, net	—	—	—	—	5	0.01

Non-GAAP net income (loss) / Earnings (loss) per share	$17	$0.02	$12	$0.02	$(65)	$(0.09)

About AMD

AMD (NYSE: AMD) designs and integrates technology that powers millions of intelligent devices, including personal computers, tablets, game consoles and cloud servers that define the new era of surround computing. AMD solutions enable people everywhere to realize the full potential of their favorite devices and applications to push the boundaries of what is possible. For more information, visit www.amd.com.

Cautionary Statement

This earnings press release contains forward-looking statements concerning AMD, its ability to deliver non-GAAP profitability and revenue growth; its ability to diversify its business; its targeted and optimal cash, cash equivalents and marketable securities balances; expected OEM introductions of its products and its expected third quarter of 2014 revenue; which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “believes, “expects,” “may,” “will,” “should,” “seeks,” “intends,” “pro forma,”

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“estimates,” “anticipates,” “plans,” “projects,” “would” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact AMD’s plans; that AMD will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; that customers stop buying AMD’s products or materially reduce their operations or demand for AMD’s products; that AMD may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market at mature yields on a timely basis; that AMD’s third-party foundry suppliers will be unable to transition AMD’s products to advanced manufacturing process technologies in a timely and effective way or to manufacture AMD’s products on a timely basis in sufficient quantities and using competitive process technologies; that AMD will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will not fully utilize its projected manufacturing capacity needs at GLOBALFOUNDRIES, Inc. (GF) microprocessor manufacturing facilities; that AMD’s requirements for wafers will be less than the fixed number of wafers that it agreed to purchase from GF or GF encounters problems that significantly reduce the number of functional die it receives from each wafer; that AMD is unable to successfully implement its long-term business strategy; that AMD inaccurately estimates the quantity or type of products that its customers will want in the future or will ultimately end up purchasing, resulting in excess or obsolete inventory; that AMD is unable to manage the risks related to the use of its third-party distributors and add-in-board (AIB) partners or offer the appropriate incentives to focus them on the sale of AMD’s products; that AMD may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in market growth and demand for AMD’s products and technologies in light of the product mix that it may have available at any particular time; that global business and economic conditions will not improve or will worsen; that PC market conditions, will not improve or will worsen; that demand for computers will be lower than currently expected; and the effect of political or economic instability, domestically or internationally, on AMD’s sales or supply chain. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended March 29, 2014.

AMD, the AMD Arrow logo, AMD Opteron, AMD Radeon and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

1. In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP earnings (loss) per share. These non-GAAP financial measures reflect certain adjustments as presented in the tables in this earnings press release. AMD also provided Adjusted EBITDA and non-GAAP free cash flow as supplemental measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. Refer to the data tables at the end of this earnings press release for additional AMD data.

2. Testing conducted by AMD Performance Labs on optimized AMD reference systems. PC manufacturers may vary configuration yielding different results. Basemark CL is used to simulate compute performance; AMD A6-6310 APU scored 21 while the “Haswell U” Pentium part scored 3. AMD “Larne” reference platform system using AMD A6-6310 APU with AMD Radeon™ R4 Graphics, 2x2048 MBytes of DDR3-1600 RAM, Microsoft Windows 8.1 Single Language, and 13.300.0.0 - 13-Jan-2014 driver. Intel® Pentium® 3556U @ 1.70GHz with Intel® HD Graphics, 2x2048 MBytes of DDR3-1600 RAM, Microsoft Windows 8.1 Single Language, 10.18.10.3412 - 28-Jan-2014 driver. BMN-11

3. Testing conducted by AMD Performance Labs on optimized AMD reference systems. PC manufacturers may vary configuration yielding different results. Basemark CL is used to simulate compute performance; A4 Micro-6400T APU scored 13 while the “Bay Trail T” platform scored 4. AMD “Discovery” reference platform system using AMD A4 Micro-6400T APU with Radeon™ R6 Graphics, 2048 MBytes of DDR3-1333 RAM, Microsoft Windows 8.1 Single Language, 13.302.1101.0 - 12-Feb-2014 driver. Intel® “Bay Trail T” Atom™ CPU Z3770 @ 1.46GHz with Intel® HD Graphics, 2x1024 MBytes of DDR3-1066 RAM, 1920x1200x32, Microsoft Windows 8.1 Single Language, 10.18.10.3348 - 30-Oct-2013 driver. MUN-20

4. SiSoftware Sandra test details: System Description: AMD FirePro W8100 vs. Nvidia Quadro K5000 - Dell T3610, Intel Xeon E5-1620 v2 @ 3.60 GHz, 8GB DDR3, Seagate HDD 7200RPM, Win7 64-bit SP1, 1920x1080 resolution. AMD Driver 13.352.1009 | Nvidia Driver 333.11

ADVANCED MICRO DEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Millions except per share amounts and percentages)

	Three Months Ended			Six Months Ended
	Jun. 28, 2014	Mar. 29, 2014	Jun. 29, 2013	Jun. 28, 2014	Jun. 29, 2013
Net revenue	$1,441	$1,397	$1,161	$2,838	$2,249
Cost of sales	943	910	702	$1,853	1,345

Gross margin	498	487	459	985	904
Gross margin %	35%	35%	40%	35%	40%
Research and development	277	279	308	556	620
Marketing, general and administrative	154	156	171	310	350
Amortization of acquired intangible assets	4	3	4	7	9
Restructuring and other special charges, net	—	—	5	—	52

Operating income (loss)	63	49	(29)	112	(127)
Interest income	—	1	2	1	3
Interest expense	(46)	(47)	(42)	(93)	(86)
Other expense, net	(49)	(21)	(2)	(70)	(5)

Loss before income taxes	(32)	(18)	(71)	(50)	(215)
Provision for income taxes	4	2	3	6	5

Net loss	$(36)	$(20)	$(74)	$(56)	$(220)
Net loss per share
Basic	$(0.05)	$(0.03)	$(0.10)	$(0.07)	$(0.29)
Diluted	$(0.05)	$(0.03)	$(0.10)	$(0.07)	$(0.29)

Shares used in per share calculation
Basic	764	761	752	762	751
Diluted	764	761	752	762	751

ADVANCED MICRO DEVICES, INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Millions)
	Three Months Ended			Six Months Ended
	Jun. 28, 2014	Mar. 29, 2014	Jun. 29, 2013	Jun. 28, 2014	Jun. 29, 2013
Total comprehensive loss	$(32)	$(21)	$(76)	$(53)	$(223)

ADVANCED MICRO DEVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Millions)

	Jun. 28, 2014	Mar. 29, 2014	Dec. 28, 2013
Assets
Current assets:
Cash and cash equivalents	$503	$554	$869
Marketable securities	445	348	228
Accounts receivable, net	872	840	832
Inventories, net	960	869	884
Prepaid expenses and other current assets	152	79	71

Total current assets	2,932	2,690	2,884
Long-term marketable securities	—	80	90
Property, plant and equipment, net	329	337	346
Acquisition related intangible assets, net	72	75	78
Goodwill	553	553	553
Other assets	360	373	386

Total Assets	$4,246	$4,108	$4,337

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$101	$60	$60
Accounts payable	511	483	519
Payable to GLOBALFOUNDRIES	295	213	364
Accrued and other current liabilities	480	482	530
Deferred income on shipments to distributors	118	146	145

Total current liabilities	1,505	1,384	1,618
Long-term debt	2,109	2,078	1,998
Other long-term liabilities	131	135	177
Stockholders’ equity:
Capital stock:
Common stock, par value	8	8	7
Additional paid-in capital	6,905	6,883	6,894
Treasury stock, at cost	(114)	(114)	(112)
Accumulated deficit	(6,299)	(6,263)	(6,243)
Accumulated other comprehensive income (loss)	1	(3)	(2)

Total stockholders’ equity	501	511	544

Total Liabilities and Stockholders’ Equity	$4,246	$4,108	$4,337

ADVANCED MICRO DEVICES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Millions)

	Three Months Ended	Six Months Ended
	Jun. 28, 2014	Jun. 28, 2014
Cash flows from operating activities:
Net loss	$(36)	$(56)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	53	106
Employee stock-based compensation expense	21	44
Non-cash interest expense	3	9
Loss on debt redemptions	49	64
Other	(1)	(4)
Changes in operating assets and liabilities:
Accounts receivable	(32)	(40)
Inventories	(90)	(76)
Prepaid expenses and other assets	(75)	(84)
Payable to GLOBALFOUNDRIES	82	(69)
Accounts payable, accrued liabilities and other	(2)	(126)

Net cash used in operating activities	$(28)	$(232)

Cash flows from investing activities:
Purchases of property, plant and equipment	(23)	(44)
Purchases of available-for-sale securities	(308)	(618)
Proceeds from sale and maturity of available-for-sale securities	288	488

Net cash used in investing activities	$(43)	$(174)

Cash flows from financing activities:
Net proceeds from foreign grants and allowances	$2	$2
Proceeds from issuance of common stock	1	2
Proceeds from borrowings, net	491	1,080
Repayments of long-term debt and capital lease obligations	(473)	(1,042)
Other	(1)	(2)

Net cash provided by financing activities	$20	$40

Net decrease in cash and cash equivalents	(51)	(366)

Cash and cash equivalents at beginning of period	$554	$869

Cash and cash equivalents at end of period	$503	$503

ADVANCED MICRO DEVICES, INC.

SELECTED CORPORATE DATA

(Millions except headcount)

	Three Months Ended			Six Months Ended
	Jun. 28, 2014	Mar. 29, 2014	Jun. 29, 2013	Jun. 28, 2014	Jun. 29, 2013
Segment and Category Information
Computing Solutions (1)
Net revenue	$669	$663	$841	$1,332	$1,592
Operating income (loss)	$9	$(3)	$2	$6	$(37)
Graphics and Visual Solutions (2)
Net revenue	772	734	320	1,506	657
Operating income	82	91	—	173	16
All Other (3)
Operating loss	(28)	(39)	(31)	(67)	(106)
Total
Net revenue	$1,441	$1,397	$1,161	$2,838	$2,249
Operating income (loss)	$63	$49	$(29)	$112	$(127)

Other Data
Depreciation and amortization, excluding amortization of acquired intangible assets	$49	$50	$54	$99	$116
Capital additions	$23	$21	$28	$44	$48
Adjusted EBITDA (4)	$137	$139	$54	$276	$94
Cash, cash equivalents and marketable securities	$948	$982	$1,117	$948	$1,117
Non-GAAP free cash flow (5)	$(51)	$(225)	$(63)	$(276)	$(238)
Total assets	$4,246	$4,108	$3,897	$4,246	$3,897
Total debt	$2,210	$2,138	$2,047	$2,210	$2,047
Headcount	10,300	10,397	9,928	10,300	9,928

See footnotes on the next page

(1)	Computing Solutions segment primarily includes x86 microprocessors, as standalone devices or as incorporated as an accelerated processing unit (APU), chipsets, embedded processors and dense servers.
(2)	Graphics and Visual Solutions segment primarily includes graphics processing units (GPU), including professional graphics, semi-custom System-on-Chip (SOC) products, development services and technology for game consoles.
(3)	All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category are amortization of acquired intangible assets and employee stock-based compensation expense. In addition, the Company also included the following adjustments for the indicated periods: for the first quarter of 2014, the Company included an adjustment for workforce rebalancing severance charges and for the second quarter of 2013 and six months ending June 29, 2013, the Company included an adjustment for net restructuring and other special charges. The Company also reports the results of former businesses in the All Other category because the operating results were not material.
(4)	Reconciliation of GAAP operating income (loss) to Adjusted EBITDA*

	Three Months Ended			Six Months Ended
	Jun. 28, 2014	Mar. 29, 2013	Jun. 29, 2013	Jun. 28, 2014	Jun. 29, 2013
GAAP operating income (loss)	$63	$49	$(29)	$112	$(127)
Workforce rebalancing severance charges	—	14	—	14	—
Depreciation and amortization	49	50	54	99	116
Employee stock-based compensation expense	21	23	20	44	44
Amortization of acquired intangible assets	4	3	4	7	9
Restructuring and other special charges, net	—	—	5	—	52

Adjusted EBITDA	$137	$139	$54	$276	$94

(5) Non-GAAP free cash flow reconciliation**
	Three Months Ended			Six Months Ended
	Jun. 28, 2014	Mar. 29, 2014	Jun. 29, 2013	Jun. 28, 2014	Jun. 29, 2013
GAAP net cash used in operating activities	$(28)	$(204)	$(35)	$(232)	$(190)
Purchases of property, plant and equipment	(23)	(21)	(28)	(44)	(48)

Non-GAAP free cash flow	$(51)	$(225)	$(63)	$(276)	$(238)

*	The Company presents Adjusted EBITDA as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, the Company also included the following adjustments for the indicated periods: for the first quarter of 2014, the Company included an adjustment for workforce rebalancing severance charges and for second quarter of 2013 and six months ending June 29, 2013, the Company included an adjustment for net restructuring and other special charges. The Company calculates and communicates Adjusted EBITDA in the earnings press release because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.
**	The Company also presents non-GAAP free cash flow in the earnings press release as a supplemental measure of its performance. Non-GAAP free cash flow is determined by adjusting GAAP net cash used in operating activities for capital expenditures. The Company calculates and communicates non-GAAP free cash flow in the financial earnings press release because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations within the earnings press release of these non-GAAP financial measures to the most directly comparable GAAP financial measures.